Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (the “Agreement”) is made effective as of the Effective Date (defined below), by and between Julia P. Gregory (“Executive”) and ContraFect Corporation, a Delaware corporation (the “Company”). Except as set forth in this Agreement, capitalized terms used but not defined herein shall have the meanings ascribed to them in the Employment Agreement, dated as of April 29, 2014, between Executive and the Company, amended as of August 10, 2015 (collectively the “Employment Agreement”).

WHEREAS, Executive’s employment with the Company ended as of the close of business on March 21, 2016 (such date and time, the “Separation Date”); and

WHEREAS, in connection with Executive’s separation, Executive and the Company desire to enter into this Agreement upon the terms set forth herein.

NOW, THEREFORE, in exchange for the good and valuable consideration set forth herein, the adequacy of which is specifically acknowledged, Executive and the Company (collectively referred to as the “parties” or individually as a “party”) hereby agree as follows:

1. Termination. Effective as of the Separation Date, Executive’s employment with the Company terminated and Executive ceased to serve in or hold any director, employee or officer role or any other position with the Company or any of its affiliates (except for the consulting relationship described in this Section 1) and Executive ceased to exercise or convey any authority (actual, apparent, or otherwise) on behalf of the Company or any of its affiliates. During the period commencing on the Separation Date and ending April 30, 2016, Executive will remain available to answer questions and provide such other transitional consulting services relating to the orderly transition of Executive’s duties as are reasonably requested from time to time by the Company. Executive acknowledges and agrees that Executive will not be entitled to compensation for providing such consulting services other than the payments and benefits expressly set forth herein. For the avoidance of doubt, the parties intend for Executive to incur a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, as of the Separation Date and, accordingly, the level of services Executive provides following the Separation Date will in all events be less than 20% of the average level of bona fide services performed by Executive for the Company and its subsidiaries over the 36 month period preceding the Termination Date.

2. Payments.

(a) The Company will promptly pay Executive a lump-sum amount in cash equal to $168,050.80. In addition, to the extent unpaid, the Company will promptly pay Executive all unpaid base salary earned during the payroll period in which the Separation Date occurred and will also reimburse any business expenses incurred by Executive prior to the Separation Date that are reimbursable under the Company’s expense reimbursement policy.

(b) Subject to Executive’s continued compliance with Sections 10 and 11 of the Employment Agreement:

(i) The Company will pay Executive an amount in cash equal to $1,011,770, payable in substantially equal installments in accordance with the Company’s ordinary payroll practices over the eighteen months following the Separation Date; provided, however, that any such payments that would otherwise be paid to Executive during the period commencing on the Separation Date and ending on the earlier of (x) the expiration of the six-month period measured from the Separation Date and (y) the date of Executive’s death (the “Specified Employee Period”), shall not be paid to Executive until the Company’s first ordinary payroll payment date that occurs at least five days following expiration of the Specified Employee Period (the “First Payroll Date”) and all payments deferred until the First Payroll Date shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries) on the First Payroll Date, with any remaining payments due to Executive under this Section 2(b)(i) being paid as otherwise provided herein.

(ii) If Executive timely elects to receive continued medical, dental or vision coverage under the Company’s group healthcare plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay the COBRA premiums under such plans for Executive and Executive’s dependents who were covered under such plans as of the Separation Date during the period commencing on the Separation Date and ending upon the earliest of (x) the date that is eighteen (18) months after the Separation Date, (y) the date that Executive becomes no longer eligible for COBRA and (z) the date Executive becomes eligible to receive comparable coverage from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility if the same occurs during the COBRA payment period). Notwithstanding the foregoing, if the Company determines that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax, the Company shall in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s and Executive’s covered dependent’s group health coverage in effect on the Separation Date (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall commence in the month following the month in which the Company makes such determination and shall end on the earlier of (A) the date that is eighteen (18) months after the Separation Date, (B) the date that Executive becomes no longer eligible for COBRA and (C) the date Executive becomes eligible to receive healthcare coverage from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility if the same occurs during the COBRA payment period), subject to any delay that may be required under Section 409A of the Internal Revenue Code of 1986, as amended.

3. Vesting of Options. Exhibit A to this Agreement sets forth a complete list of all outstanding stock options and other equity or equity-based compensation awards of the Company (but excluding vested shares of Company stock) held by Executive as of the Separation Date (the “Equity Awards”). Effective as of the Separation Date, each Equity Award shall be deemed vested as to the number of shares of the Company’s stock set forth opposite the Equity Award option on Exhibit A under the column entitled “Vested Shares” (such vested portion of the Equity Awards, collectively, the “Vested Awards”) and all Equity Awards that are not Vested Awards shall be forfeited and cancelled as of the Separation Date for no consideration. In addition, subject to earlier termination in connection with a corporate transaction (to the extent provided in the documents governing the Equity Awards), Executive shall be entitled to exercise the Vested Awards until (and including) the day prior to the second anniversary of the Separation Date. Except as otherwise set forth in this Section 3, all Equity Awards shall continue in effect subject to their terms.

4. General Release and Waiver.

(a) Release of Claims. Executive agrees that, other than with respect to the Retained Claims (as defined below), the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company, any of its direct or indirect subsidiaries and affiliates, and any of their current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns, all of the foregoing in their respective capacities as such (collectively, the “Releasees”). Executive, on Executive’s own behalf and on behalf of Executive’s heirs, family members, executors, agents, and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up to and through the date Executive executes this Agreement, including, without limitation:

(i) any and all claims relating to or arising from Executive’s employment or service relationship with the Company or in their respective capacities as such any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;

(ii) any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(iii) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(iv) any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the New York State Human Rights Law; the New York

State Worker Adjustment and Retraining Notification Act; the New York Retaliatory Actions by Employers Law; the New York State Labor Law; Section 125 of the New York Workers’ Compensation Law; and the New York State Civil Rights Law;

(v) any and all claims for violation of the federal or any state constitution;

(vi) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(vii) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

(viii) any and all claims for attorneys’ fees and costs.

(b) Retained Claims. Executive agrees that the release set forth in this Section 4 shall be and remain in effect in all respects as a complete general release as to the matters released. Notwithstanding the foregoing, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with (i) Executive’s ownership of vested equity securities of the Company (including any Vested Options), (ii) Executive’s right to indemnification by the Company or any of its affiliates pursuant to contract, directors’ and officers’ liability insurance or applicable law, (iii) claims for breach of this Agreement, (iv) claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company or any Releasee), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, (v) claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA and (vi) claims to any benefit entitlements vested as the date of separation of Executive’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates and Executive’s rights under applicable law (collectively, the “Retained Claims”). In addition, nothing in this Agreement shall prohibit Executive from reporting possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation.

(c) Waiver. Executive understands and acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive executes this Agreement. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further understands and acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has 21 days within which to consider this Agreement; (c) Executive has 7 days following Executive’s execution of this Agreement to revoke this Agreement by delivering written notice to the General Counsel of the Company (which notice shall be deemed delivered only upon actual receipt); (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21 day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

(d) Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees. Executive acknowledges that: (a) Executive has read this Agreement; (b) Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or has elected not to retain legal counsel; (d) Executive understands the terms and consequences of this Agreement and of the releases it contains; and (e) Executive is fully aware of the legal and binding effect of this Agreement.

5. Return of Company Property. Executive hereby represents that Executive has returned all property of the Company or its affiliates (including, without limitation, proprietary information or intellectual property) that is within Executive’s custody or control; provided that the parties agree Executive may retain Executive’s home computer and iPad after the Company has confirmed removal (or, at the Company’s discretion, destruction) of all Company information therefrom. If Executive obtains any Company property during the course of providing the consulting services described in Section 1, Executive will promptly return such property within Executive’s custody or control upon completion of such services or the Company’s earlier request.

6. Taxes. The Company may withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges. Executive agrees to pay any taxes that may be due from Executive on the payments to Executive provided in this Agreement beyond any withheld by the Company.

7. Effective Date. Executive has seven (7) days after Executive executes this Agreement to revoke it by delivering written notice of such revocation to the General Counsel of the Company at the Company’s principal executive offices (such notice to be deemed delivered only upon actual receipt), and this Agreement will become effective on the eighth (8th) day after Executive executes this Agreement (the “Effective Date”), so long as it has not been revoked by Executive before that date.

8. General Provisions.

(a) Severability. In the event any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such a court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

(b) Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

(c) Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of New York, without reference to the principles of conflicts of law of the State of New York or any other jurisdiction that would result in the application of the substantive laws of any jurisdiction other than the State of New York, and where applicable, the laws of the United States. The venue for any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be in New York County, State of New York, and the Company and Executive each consents to the jurisdiction of such a court. The parties hereto waive any and all rights to a trial by jury with respect to any action arising hereunder.

(d) Notices. Any notices under this Agreement shall be given in writing in person or by registered or certified U.S. mail, postage prepaid, return receipt requested, by overnight mail next business day delivery service, or by facsimile with confirmation, (i) if the Company, to the attention of the Company’s General Counsel at its principal executive offices, and (ii) if to Executive, at the last known address or facsimile number for Executive in the Company’s personnel files. Notices hereunder shall be deemed given when received or three days after placed in the U.S. mail in the manner provided above. Either party may change such party’s address for notice by giving notice as provided herein.

(e) Entire Agreement. This Agreement constitutes the entire agreement between the parties in respect of the subject matter contained herein and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral, provided, however, that for the avoidance of doubt, the parties’ obligations under Section 14 of the Employment Agreement and Executive’s obligations under Sections 10 through 13 of the Employment Agreement shall remain in effect in accordance with their terms. This Agreement may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

(f) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(g) Successors. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees and legatees, as applicable. None of Executive’s rights or obligations hereunder may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or pursuant to the applicable laws of descent and distribution.

[Signature Page Follows]

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed the foregoing on the dates shown below.

CONTRAFECT CORPORATION

By:	/s/ Steven C. Gilman	Date: March 25, 2016
Name:	Steven C. Gilman
Title:	Chairman

EXECUTIVE

/s/ Julia P. Gregory		Date: March 24, 2016
Julia P. Gregory

Exhibit A

Equity Awards

Award Type	Grant Date	Exercise Price Per Share	Shares Subject to Award	Vested Shares
Option	8/11/2012	$3.50	67,142	67,142
Option	2/27/2013	$3.50	58,571	58,571
Option	4/29/2014	$4.27	342,857	342,857
Option	2/6/2015	$4.61	303,400	75,850
Option	2/8/2016	$3.29	200,000	200,000

* * * * *